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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

STEEL TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Kentucky	61-0712014
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

15415 Shelbyville Road
Louisville, Kentucky 40245
(Address of Principal Executive Offices, including Zip Code)

STEEL TECHNOLOGIES INC. 2000 STOCK OPTION PLAN
(Full title of the plan)

John M. Baumann, Jr.
Secretary and General Counsel
Steel Technologies Inc.
15415 Shelbyville Road
Louisville, Kentucky 40245
(Name and address of agent for service)

(502) 245-2110
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, no par value (2)	500,000 shares	$20.38	$10,190,000	$1,292
Preferred Share Purchase Rights (3)	None	None	None	None

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), based upon the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market on August 24, 2004.

(2)

Pursuant to Rule 416(a), this registration statement is deemed to register an indeterminate number of additional shares of common stock necessary to cover antidilution adjustments under the provisions of the Steel Technologies Inc. 2000 Stock Option Plan.

(3)

Any value attributable to the Preferred Share Purchase Rights is reflected in the value of the Common Stock. Because no separate consideration is paid for the Preferred Share Purchase Rights, the registration fee for such securities is included in the fee for the Common Stock.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents, which have been filed by Steel Technologies Inc. (the "Registrant") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this registration statement by reference and made a part hereof:

1. The Registrant's annual report on Form 10-K for the fiscal year ended September 30, 2003, except exhibits 32.1 and 32.2.

2. The Registrant's quarterly reports on Form 10-Q for the quarters ended December 31, 2003, March 31, 2004, and June 30, 2004, except exhibits 32.1 and 32.2.

3. The Registrant's current reports on Form 8-K filed on January 26, 2004 and March 19, 2004.

4. The Registrant's registration statement on Form 8-A dated December 10, 1985.

5. The Registrant's registration statement on Form 8-A dated May 12, 1998.

          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

          The legality of the securities offered hereby has been passed upon for the Registrant by Stites & Harbison, PLLC, Louisville, Kentucky. William E. Hellmann, a member of Stites & Harbison, PLLC, is a director of the Registrant.

Item 6. Indemnification of Directors and Officers.

          Section 271B.8-510 of the Kentucky Revised Statutes empowers a Kentucky corporation to indemnify an individual (including his estate or personal representative) who was, is or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because he is or was a director against liability incurred in the proceeding if: (i) he conducted himself in good faith; (ii) he reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding, except that if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses. Pursuant to Section 271B.8-530, a corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if (i) the director affirms to the corporation in writing his good faith belief that he has met the standard of conduct required for indemnification; (ii) the director undertakes the personal obligation to repay such advance upon an ultimate determination that he failed to meet such standard of conduct; and (iii) the corporation determines that the facts then known to those making the determination would not preclude indemnification.

          A corporation may not indemnify a director under KRS 271B.8-510 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by the articles of incorporation, a director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation is entitled to indemnification against reasonable expenses incurred by him in connection with the proceeding. Unless limited by its articles of incorporation, a Kentucky corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors.

          The indemnification provided by or granted pursuant to Section 271B.8-510 is not exclusive of any rights to which those seeking indemnification may otherwise be entitled. Section 271B.8-570 empowers a Kentucky corporation to purchase and maintain insurance on behalf of its directors, officers, employees or agents of the corporation, whether or not the corporation would have the power under Sections 271B.8-510 or 271B.8-520 to indemnify them against such liability. The Registrant has purchased and maintains directors' and officers' liability insurance.

          Article VI of the Registrant's Restated Articles of Incorporation, as amended, and the Registrant's Amended By-Laws require the Registrant to indemnify its directors and officers upon a determination that indemnification is permissible under the circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number		Description of Exhibits

4.1	--

Second Restated Articles of Incorporation of the Registrant (incorporated herein by reference to exhibit 3.1 filed with the Company's Annual Report on Form 10-K (file no. 0-14061) for the fiscal year ended September 30, 2000)

4.2	--

Second Amended By-Laws of the Registrant (incorporated herein by reference to exhibit 3.2 filed with the Company's Annual Report on Form 10-K (file no. 0-14061) for the fiscal year ended September 30, 2000)

4.3	--	Specimen common stock certificate (incorporated herein by reference to exhibit 4.2 filed with the Company's registration statement on Form S-3 (file no. 333-111999) dated January 20, 2004)

4.4	--

Rights Agreement, dated as of April 24, 1998, between Steel Technologies Inc. and National City Bank, as Successor Rights Agent, which includes as Exhibit A the form of Third Articles of Amendment to the Restated Articles of Incorporation, as Exhibit B the form of Rights Certificate and as Exhibit C a Summary of the Rights (incorporated herein by reference to exhibit 1 filed with the Company's registration statement on Form 8-A (file no. 0-14061) dated May 12, 1998)

4.5	--	Steel Technologies Inc. 2000 Stock Option Plan

5.1	--	Opinion and consent of Stites & Harbison, PLLC

23.1	--	Consent of Stites & Harbison, PLLC (included in Exhibit 5.1)

23.2	--	Consent of PricewaterhouseCoopers LLP

24.1	--	Powers of attorney

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

           (b)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (c)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2)          That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)          That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 19th day of August, 2004.

STEEL TECHNOLOGIES INC.

By: /s/ Bradford T. Ray
Bradford T. Ray
Chairman of the Board and
Chief Executive Officer

Signature	Title	Date

/s/ Bradford T. Ray Bradford T. Ray	Chairman of the Board of Directors and Chief Executive Officer and Director (Principal Executive Officer)	August 19, 2004

Michael J. Carroll * Michael J. Carroll	President and Chief Operating Officer and Director	August 19, 2004

Joseph P. Bellino * Joseph P. Bellino	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 19, 2004

Merwin J. Ray * Merwin J. Ray	Founding Chairman and Director	August 19, 2004

Stuart N. Ray * Stuart N. Ray	Vice President and Director	August 19, 2004

Doug A. Bawel * Doug A. Bawel	Director	August 19, 2004

Jimmy Dan Conner * Jimmy Dan Conner	Director	August 19, 2004

Mark G. Essig* Mark G. Essig	Director	August 19, 2004

William E. Hellmann * William E. Hellmann	Director	August 19, 2004

Andrew J. Payton * Andrew J. Payton	Director	August 19, 2004

*By: /s/ John M. Baumann, Jr. John M. Baumann, Jr. Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibits

4.1	--

Second Restated Articles of Incorporation of the Registrant (incorporated herein by reference to exhibit 3.1 filed with the Company's Annual Report on Form 10-K (file no. 0-14061) for the fiscal year ended September 30, 2000)

4.2	--

Second Amended By-Laws of the Registrant (incorporated herein by reference to exhibit 3.2 filed with the Company's Annual Report on Form 10-K (file no. 0-14061) for the fiscal year ended September 30, 2000)

4.3	--	Specimen common stock certificate (incorporated herein by reference to exhibit 4.2 filed with the Company's registration statement on Form S-3 (file no. 333-111999) dated January 20, 2004)

4.4	--

Rights Agreement, dated as of April 24, 1998, between Steel Technologies Inc. and National City Bank, as Successor Rights Agent, which includes as Exhibit A the form of Third Articles of Amendment to the Restated Articles of Incorporation, as Exhibit B the form of Rights Certificate and as Exhibit C a Summary of the Rights (incorporated herein by reference to exhibit 1 filed with the Company's registration statement on Form 8-A (file no. 0-14061) dated May 12, 1998)

4.5	--	Steel Technologies Inc. 2000 Stock Option Plan

5.1	--	Opinion and consent of Stites & Harbison, PLLC

23.1	--	Consent of Stites & Harbison, PLLC (included in Exhibit 5.1)

23.2	--	Consent of PricewaterhouseCoopers LLP

24.1	--	Powers of attorney